Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

N2OFF, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule		Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price ($)		Fee Rate ($)	Amount of Registration Fee ($)
Equity	Common Stock, par value US$0.0001 per share	457	(c)	1,704,116		$1,500,000	(3)	0.0001531	USD$	229.65
Equity	Common Stock issuable upon exercise of the Pre-Funded Warrants	457	(g)	4,545,884		—	(3)	—
Equity	Common Stock issuable upon exercise of the Common Warrants	457	(g)	46,875,000		$11,250,000	(4)	0.0001531		$1,722.37
Total Offering Amounts						$12,751,660.50		0.0001531		$1,952.02
Total Fee Offsets(x)						$0
Net Fee Due										$1,952.02

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (or the Securities Act), an indeterminate number of additional securities are registered hereunder that may be issued to prevent dilution in connection with a stock split, stock dividend, recapitalization, or similar event or adjustment. In addition, an indeterminate number of ordinary shares are registered hereunder that may be issued upon conversion of or exchange for any other securities.

(2) Represents shares of Common Stock sold in the private placement and shares of Common Stock issuable upon the exercise of the Pre-Funded Warrants and Common Warrants.

(3) The proposed maximum aggregate offering price of the shares of Common Stock and the Common Stock issuable upon exercise of the Pre-Funded Warrant was calculated to be $1,500,000.

(4) The Common Warrant is exercisable at an exercise price of $0.24 per share.

(x) The Registrant does not have any fee offsets.

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A